EXHIBIT 10.22

Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 885-8300
December 21, 2012

Mr. Richard F. Smith

1550 Peachtree Street, N.W.

Atlanta, GA 30309

Re:     Employment Agreement with Equifax Inc.

Dear Rick:

This letter relates to your Employment Agreement with Equifax Inc., dated September 23, 2008 (the “Employment Agreement”). Certain provisions of the Employment Agreement relating to the payments and benefits you are entitled to receive upon termination of employment are subject to the rules under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. Also, in order to receive the payments and benefits under the Employment Agreement, you are required to execute a Release substantially in the form attached to the Employment Agreement.

The IRS rules under Section 409A take the position that where the receipt of severance pay or other compensation after termination of employment is contingent upon the executive’s execution of a release there is a potential violation of Section 409A because the executive can manipulate the timing of the payment by when he or she executes the release (e.g., where the executive is terminated late in the calendar year). The penalties for noncompliance with Section 409A are substantial, including a 20% additional income tax on the severance payments. Because this rule relating to releases was not anticipated by many companies, the IRS has provided a correction period through December 31, 2012 to modify existing agreements.

Accordingly, Equifax Inc. hereby modifies the “within 60 days after the Executive incurs a ’separation from service’” language in Section 8(a)(i) and Section 9(a)(ii) of the Employment Agreement to read in each case “on the 60th day after the Executive incurs a ’separation from service’”. This modification is effective as of the date of this letter.

As you may be aware, Section 409A generally requires a delay for six months in the commencement of severance payments to high level executives. This provision is set forth in Section 8(f) of your Employment Agreement. As a result, the modification in this letter, while required by Section 409A, will have no impact on the date you actually receive any severance payments.

Mr. Richard F. Smith

December 21, 2012

Please contact the undersigned if you have any questions relating to this letter.

EQUIFAX INC.

By:	/s/ L. Phillip Humann
L. Phillip Humann, Chairman
Compensation, Human Resources &
Management Succession
Committee of the Board of Directors

Acknowledged and Agreed to on December 21, 2012

/s/ Richard F. Smith
Richard F. Smith